Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:

Investor Relations	Carl Hymans
Tiens Biotech Group (USA), Inc.	G. S. Schwartz & Co.
Tel: +86-22-8213-7915	Tel: 212-725-4500
Fax: +86-22-8213-7667	Fax: 212-725-9188
Email: investor@tiens-bio.com	Email: carlh@schwartz.com
http://www.tiens-bio.com

TIENS BIOTECH GROUP (USA) REPORTS FOURTH QUARTER
AND TWELVE-MONTH RESULTS

NEW YORK - March 28, 2008 -Tiens Biotech Group (USA), Inc. (“the Company” or “Tiens”), (Amex: TBV), www.tiens-bio.com, announced financial results for the fourth quarter and twelve months ended December 31, 2007.

Revenue for the fourth quarter of 2007 was $13.3 million compared to $16.6 million for the fourth quarter of 2006.

Net income for the fourth quarter of 2007 was $3.9 million, or $0.05 per share, compared to net income of $5.9 million, or $0.08 per share for the fourth quarter of 2006.

Revenue for the twelve months ended December 31, 2007 was $54.9 million, compared to $66.8 million for the twelve months ended December 31, 2006.

Net income for the twelve months ended December 31, 2007 was $18.6 million, or $0.26 per share, compared to $26.3 million, or $0.37 per share for the twelve months ended December 31, 2006.

Revenue by Region
For the fourth quarter of 2007, revenue in China was $6.7 million compared to $6.8 million for the fourth quarter of 2006. For the twelve months ended December 31, 2007, revenue in China was $22.5 million, compared to $27.1 million for the twelve months ended December 31, 2006.

Revenue for 2006 benefited from a special promotion conducted in the third quarter of the year for distributors in China which increased sales. No similar promotion was held during 2007, which contributed to the decrease in revenue for the period. In addition, the application for a direct selling license in China is still pending. Until the application is approved, Tianshi Engineering will continue to sell Tiens’ products through its branches, affiliated companies and chain stores in China.

For the fourth quarter of 2007, international revenue was $6.6 million, compared to $9.8 million for the fourth quarter of 2006. For the twelve months ended December 31, 2007, international revenue was $32.4 million, compared to $39.7 million for the comparable period of 2006. This decrease mainly reflects a general sales weakness, particularly to countries in Africa during the second quarter of 2007.

International sales were also impacted by the General Administration of Quality Supervision, Inspection and Quarantine’s (AQSIQ) announcement in August 2007 of an ongoing national campaign in China against unsafe food and substandard products. As a result of this campaign by the AQSIQ, there has been a general slow-down in international sales and several of Tiens’ international affiliates being unable to receive sufficient quantities of products to meet their demand. However, it is important to note that to date, no problems have been identified with any of Tiens’ products. The campaign, which was originally scheduled to finish at the end of 2007, is currently scheduled to continue throughout 2008.

In December 2007, Tiens entered into an agreement to acquire Tianjin Tiens Life Resources Co., Ltd. (Life Resources), a company which is currently constructing research and development, manufacturing and logistic facilities, as well as administrative offices totaling approximately 420,000 square meters in Tianjin, China. The facilities are located 7 kilometers from Tiens’ current headquarters in Tianjin. The acquisition closed on March 13, 2008. Tiens estimates that the budget for completion of the Life Resources project will be approximately $220 million, including $64 million already paid to acquire all of the registered share capital of Life Resources. The Company plans to move its headquarters to these new facilities upon completion.

Tiens has developed and produces 33 nutrition supplement products, which include wellness products and dietary nutrition supplements. During 2007, the Company phased out production of its personal care line of products, which had not been a material part of its business, to focus on its wellness products and dietary supplements which offer greater future opportunities.

Other Highlights

Cost of sales for the fourth quarter of 2007 was $4.5 million, compared to $4.4 million for the fourth quarter of 2006. Cost of sales for the twelve months ended December 31, 2007 was $16.5 million, compared to $18.1 million for the same period in 2006. This decrease was primarily due to the corresponding decrease in sales revenue. Cost of sales decreased at a lesser rate than revenue because the cost of raw materials increased during 2007 while the Company’s product prices remained unchanged.

Gross profit for the fourth quarter of 2007 was $8.8 million compared to $12.2 million for the fourth quarter of 2006. The gross profit margin for the fourth quarter of 2007 was 65.9%, compared to 73.7% for the same period in 2006. Gross profit for the twelve months ended December 31, 2007 was $38.4 million, compared to $48.7 million for the same period in 2006. The gross profit margin for the twelve months ended December 31, 2007 was 69.9%, compared to 72.9% for the same period in 2006. These decreases reflect the reductions in revenue for the fourth quarter and twelve months of 2007 and gross profit margins being lower for semi-finished products than for the finished products that the Company was selling in 2006.

Selling, general and administrative expenses were $4.0 million for the fourth quarter of 2007, compared to $4.1 million for the fourth quarter of 2006. The selling and administrative expense as a percentage of sales was 29.7% for the fourth quarter of 2007 compared to 25.0% for the fourth quarter of 2006. Selling, general and administrative expenses were $14.3 million for the twelve months ended December 31, 2007, compared to $12.8 million for the comparable period in 2006.

The selling and administrative expense as a percentage of sales was 26.1% for the twelve months ended December 31, 2007 compared to 19.1% for the same period in 2006, reflecting an increase in salaries and benefits, consulting expenses, insurance costs and depreciation expenses, and the aforementioned decrease in sales.

As of December 31, 2007, Tiens had $114 million of retained earnings and total shareholders' equity of $146 million.

Jinyuan Li, Chairman, President and CEO of Tiens, said, “2007 was a year in which Tiens faced challenges from the direct selling environment in China and in exporting its products internationally. To date no problems have been found with our high quality products under the national campaign in China to prevent the export of unsafe food and substandard products. We continued to lay the groundwork for both domesic and international sales growth by acquiring Life Resources, which will provide new research and development facilities and enhance our manufacturing capabilities.”

About Tiens Biotech Group (USA), Inc. www.tiens-bio.com.

Tiens Biotech Group (USA), Inc. (AMEX:TBV) conducts its business operations from Tianjin, People’s Republic of China. Tiens primarily engages in the research, development, manufacturing, and marketing of nutrition supplement products, including wellness products and dietary nutrition supplement products, and personal care products.

Tiens derives its revenues principally from product sales to affiliated companies in China and internationally in 52 countries. Since its establishment, Tiens has developed and produced 33 nutrition supplements, which include wellness products and dietary supplements. Tiens develops its products at its own product research and development center, which employs highly qualified professionals in the fields of pharmacology, biology, chemistry and fine chemistry. Tiens has obtained all required certificates and approvals from government regulatory agencies to manufacture and sell its products in China.

In China, Tiens conducts the marketing and sales of its products through its affiliated company, Tianshi Engineering. Tianshi Engineering markets and sells Tiens’ products in China through chain stores, domestic affiliated companies, and its 100 branches. Outside of China, Tiens sells its products to affiliated companies in 52 countries who in turn sell through an extensive direct sales force, or multi-level marketing sales force. The Company’s direct sales marketing program is subject to governmental regulation in each of these countries.

Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such forward-looking statements are not necessarily indicative of future financial results, and may involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to: (i) the Company's ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) the Company's ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; (iv) whether the Company continues to experience delays in the export clearance of its products; (v) whether Tianshi Engineering, the Company’s affiliate which sells its products in China, obtains a direct selling license in China; and (vi) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission which are available for review at http://www.sec.gov under "Search for Company Filings."

-Tables Follow-

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2007 AND 2006

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006

REVENUE - RELATED PARTIES	$13,315,311	$16,587,160	$54,900,060	$66,790,466

COST OF SALES	4,546,711	4,367,702	16,526,695	18,082,441

GROSS PROFIT	8,768,600	12,219,458	38,373,365	48,708,025

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	3,953,263	4,148,297	14,306,660	12,789,810

INCOME FROM OPERATIONS	4,815,337	8,071,161	24,066,705	35,918,215

OTHER (EXPENSE) INCOME, NET	475,918	33,633	1,520,208	161,091

INCOME BEFORE PROVISION FOR INCOME TAXES
AND MINORITY INTEREST	5,291,255	8,104,794	25,586,913	36,079,306

PROVISION FOR INCOME TAXES	416,222	635,408	2,026,875	2,823,899

INCOME BEFORE MINORITY INTEREST	4,875,033	7,469,386	23,560,038	33,255,407

MINORITY INTEREST	995,606	1,566,759	4,966,397	6,963,330

NET INCOME	3,879,427	5,902,627	18,593,641	26,292,077

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	3,334,871	1,083,976	8,265,358	3,480,775

COMPREHENSIVE INCOME	$7,214,298	$6,986,603	$26,858,999	$29,772,852

EARNINGS PER SHARE, BASIC AND DILUTED	$0.05	$0.08	$0.26	$0.37

WEIGHTED AVERAGE NUMBER OF SHARES	71,333,586	71,333,586	71,333,586	71,333,586

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2007 AND DECEMBER 31, 2006

A S S E T S

	December 31,	December 31,
	2007	2006
CURRENT ASSETS:
Cash	$48,678,945	$54,270,065
Accounts receivable, trade - related parties, net of allowance for doubtful accounts of $71,700 and $86,776 as of December 31, 2007 and December 31, 2006, respectively	14,268,229	12,926,670
Accounts receivable, trade - third parties	104,398	18,135
Inventories	5,949,963	6,845,108
Other receivables	892,489	349,905
Other receivables - related parties	13,070,907	8,397,227
Employee advances	64,336	111,121
Prepaid expense	623,638	2,135,917
Total current assets	83,652,905	85,054,148

Property, plant and equipment, net	18,322,619	30,511,319

OTHER ASSETS:
Intangible assets, net	2,603,084	510,183
Long-term prepaid expenses	5,301,847	7,031,348
Loans receivable - related party	---	25,640,000
Acquisition deposit	71,747,182	---
Total other assets	79,652,113	33,181,531

Total assets	$181,627,637	$148,746,998

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2007 AND DECEMBER 31, 2006

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y

	December 31,	December 31,
	2007	2006
CURRENT LIABILITIES:

Accounts payable	$4,070,906	$4,123,105
Advances from customers - related parties	1,700,838	1,570,120
Wages and benefits payable	1,250,685	992,068
Other taxes payable	536,819	93,714
Income taxes payable	665,726	876,046
Other payables	1,133,539	500,213
Other payables - related parties	7,938,205	522,105
Dividend payable to minority interest	4,902,629	238,311
Current portion of long term debt, related party	2,130,000	2,130,000
Total current liabilities	24,329,347	11,045,682

NON-CURRENT LIABILITIES:
Long term debt, net of current portion, related party	4,267,742	6,397,742
Other payables-non-current	538,130	---
Total non-current liabilities	4,805,872	6,397,742

Total liabilities	29,135,219	17,443,424

MINORITY INTEREST	6,144,063	11,883,323

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value, 250,000,000 shares authorized,
71,333,586 issued and outstanding, respectively	71,334	71,334
Paid-in-capital	8,842,009	8,842,009
Additional paid-in-capital	69,105	---
Statutory reserves	9,420,783	9,420,783
Retained earnings	113,964,778	95,371,137
Accumulated other comprehensive income	13,980,346	5,714,988
Total shareholders' equity	146,348,355	119,420,251
Total liabilities and shareholders' equity	$181,627,637	$148,746,998

TIENS BIOTECH GROUP (USA), INC. AND SUBSIDIARIES
REVENUE BY REGION

	Three months
	ended December 31,

	2007	2006	Change

China	$6,739,641	$6,793,469	- 0.8%
International	$6,575,670	$9,793,691	-32.9%
Total	$13,315,311	$16,587,160	-19.7%

	Twelve months
	ended December 31,

	2007	2006	Change

China	$22,476,135	$27,074,979	-17.0%
International	$32,423,925	$39,715,487	-18.4%
Total	$54,900,060	$66,790,466	-17.8%